UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 21, 2015

CITIZENS FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36636	05-0412693
(State or other jurisdiction of incorporation )	(Commission File No.)	(IRS Employer Identification No.)

One Citizens Plaza Providence, RI	02903
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (401) 456-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On July 21, 2015, Citizens Financial Group, Inc. (the “Company” or “Citizens”) reported second quarter net income of $190 million, or $0.35 per diluted common share, compared with second quarter 2014 net income of $313 million, or $0.56 per diluted common share. The second quarter of 2014 included the benefit of a $180 million after-tax gain related to the Chicago Divestiture. Second quarter 2015 net income was down $19 million from first quarter 2015 net income of $209 million, and diluted EPS was down $0.03 from $0.38 in first quarter 2015. Second quarter 2015 results were reduced by $25 million after-tax, or $0.05 per diluted common share, related to net restructuring charges and special items, versus $6 million after-tax, or $0.01, in first quarter 2015, and a net $0.19 benefit in the second quarter 2014, as detailed in the Discussion of Results portion of this Item. Second quarter 2015 Adjusted diluted EPS* of $0.40 compares with $0.39 in first quarter 2015 and $0.37 in second quarter 2014 given the impact of revenue growth initiatives, strong expense control, and continued favorable credit trends.

Return on Average Tangible Common Equity (“ROTCE”)* was 5.9% in second quarter 2015 compared to 6.5% in first quarter 2015 and 9.6% in second quarter 2014. Adjusted ROTCE* for second quarter 2015 was 6.7% compared to 6.7% for first quarter 2015 and 6.3% for second quarter 2014.

Citizens also announced that its board of directors declared a quarterly cash dividend of $0.10 per common share. The dividend is payable on August 17, 2015 to shareholders of record at the close of business on August 3, 2015.

Key Highlights

•	Second quarter highlights, as compared with first quarter 2015, include 1.4% revenue growth led by a solid increase in noninterest income. Strong expense discipline kept expenses broadly flat, on an Adjusted basis.* This positive operating leverage helped to mitigate impacts from the prolonged low-rate environment, and a more normal level of credit provision.

•	Year-over-year Adjusted results* also reflect strong positive operating leverage, with 1% total revenue growth and a 4% decrease in noninterest expense. Year-over-year revenue and expense trends were both impacted by the late second quarter 2014 Chicago Divestiture.

Second Quarter 2015 vs. First Quarter 2015

Results

•	Total revenues were up 1%, driven by a slight increase in net interest income and strong growth in noninterest income.

•	Net interest income of $840 million was up, reflecting the benefit of 2% loan growth and an additional day in the quarter, offset by a reduction in the net interest margin.

•	Net interest margin of 2.72% contracted five basis points from first quarter 2015, driven by three basis points related to loan yields, a one basis point impact related to increased securities portfolio prepayment speeds and the related premium amortization, and one basis point related to deposit funding costs.

•	Noninterest income of $360 million increased $13 million, driven by improvement across most categories, while other income and mortgage banking fees decreased from unusually high levels in first quarter 2015.

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this Item for an explanation of our use of non-GAAP financial measures and their reconciliation to GAAP. Where there is a reference to an “Adjusted” result in a paragraph, all measures which follow that “Adjusted” result are also “Adjusted” and exclude restructuring charges and special items as applicable.

•	Noninterest expense was up $31 million, driven by a $30 million increase in restructuring charges and special items. Adjusted noninterest expense* of $801 million remained stable, as the benefit of seasonally lower salary and benefits expense was offset by the effect of more normalized outside services costs and higher advertising and equipment expense.

•	Efficiency ratio* of 70% was up as expense growth, driven by a $30 million increase in restructuring charges and special items, more than offset revenue growth. Adjusted efficiency ratio* of 67% improved 95 basis points compared to 68% in first quarter 2015.

•	Provision for credit losses of $77 million increased $19 million, reflecting a return to more normalized net charge-off levels from the prior quarter, which benefited from a large commercial real estate loan recovery.

Balance Sheet

•	Average interest earning assets of $123.2 billion increased $1.9 billion, or 2%, driven by strength in commercial, auto, student and commercial real estate loans.

•	Average deposits increased $2.9 billion, or 3%, driven by broad-based growth across both consumer and commercial in every category. Nonperforming loans and leases (“NPLs”) declined by $86 million, or 8%, from first quarter 2015, and decreased from 1.20% in first quarter 2015 to 1.09%. Allowance coverage of NPLs increased to 114% as compared to 106% in first quarter 2015.

•	Capital strength remained robust with a common equity Tier 1 (“CET1”) capital ratio of 11.8%.

Second Quarter 2015 vs. Second Quarter 2014

•	Total revenue of $1.2 billion decreased $273 million from the prior year quarter, driven by the impact from the Chicago Divestiture which benefited second quarter 2014 revenues by an estimated $313 million.

•	Net interest income of $840 million increased $7 million despite an estimated $13 million decrease related to the Chicago Divestiture.

•	Noninterest income was down $280 million, driven by an estimated $300 million impact from the Chicago Divestiture. Adjusted noninterest income* increased $8 million despite an estimated $12 million decrease related to the Chicago Divestiture, driven by strength in mortgage banking and higher securities gains.

•	Noninterest expense was down $107 million, driven by a decrease in restructuring charges and special items. Adjusted noninterest expense* of $801 million decreased $32 million driven by the estimated $21 million impact of the Chicago Divestiture and the benefit of our efficiency initiatives, which more than offset continued investments to drive growth.

•	Provision for credit losses of $77 million increased $28 million, as the benefit of underlying improvement in credit quality was more than offset by increases related to overall loan growth.

•	Adjusted net income* of $215 million increased $10 million, or 5%.

•	Adjusted ROTCE* of 6.7% compares with 6.3% in the year ago quarter.

•	Total assets increased 5%, driven by loan and lease growth of 9%.

Update on Plan Execution

•	Continued progress on initiatives to drive growth and enhance efficiency:

•	Consumer Banking – Continued loan growth, household growth along with improved cross-sell rates, strong momentum in student loan and credit card rollouts, and steady but more moderate sales force expansion in mortgage and wealth.

•	Commercial Banking – Growth in targeted business areas supported by continued additions in relationship managers, enhancements in sales tools and processes and continued build-out of Capital Markets.

•	Expense initiatives - Remain on track to reach our savings target of $200 million by end 2016.

•	Launched new strategic initiatives to support performance trajectory and partially mitigate some of the impact of the persistent low-rate environment, slower build in fee-based business and lower net interest margin. These initiatives include further steps to improve efficiency, as well as opportunities to drive revenue growth through more focused and effective customer cross-sell and retention strategies.

•	In early April completed $250 million preferred stock issuance and 10.5 million common stock share repurchase.

Earnings highlights				2Q15 change from
($s in millions, except per share data)	2Q15	1Q15	2Q14	1Q15			2Q14
				$		%	$		%
Earnings
Net interest income	$840	$836	$833	$4		—%	$7		1%
Noninterest income	360	347	640	13		4	(280)		(44)
Total revenue	1,200	1,183	1,473	17		1	(273)		(19)
Noninterest expense	841	810	948	31		4	(107)		(11)
Pre-provision profit	359	373	525	(14)		(4)	(166)		(32)
Provision for credit losses	77	58	49	19		33	28		57
Net income	$190	$209	$313	$(19)		(9)%	$(123)		(39)%
After-tax restructuring charges and special items	25	6	(108)	19		317	133		123

Net income, excluding restructuring charges and special items*	$215	$215	$205	$—		—%	$10		5%

Average common shares outstanding
Basic (in millions)	537.7	546.3	560.0	(9)		(2)%	(22)		(4)%
Diluted (in millions)	539.9	549.8	560.0	(10)		(2)%	(20)		(4)%
Diluted earnings per share	$0.35	$0.38	$0.56	$(0.03)		(8)%	$(0.21)		(38)%
Diluted earnings per share, excluding restructuring charges and special items*	$0.40	$0.39	$0.37	$0.01		3%	$0.03		8%

Financial ratios
Net interest margin	2.72%	2.77%	2.87%	(5	)bps		(15	)bps
Noninterest income as a % of total revenue	30.0	29.3	43.4	67	bps		NM
Effective income tax rate	32.7	33.7	34.3	(99	)bps		(158	)bps
Efficiency ratio*	70	68	64	153	bps		569	bps
Efficiency ratio, excluding restructuring charges and special items*	67	68	70	(95	)bps		(353	)bps
Return on average tangible common equity*	5.9	6.5	9.6	(63	)bps		(369	)bps

Return on average tangible common equity excluding restructuring charges and special items*	6.7	6.7	6.3	(6	)bps		39	bps
Return on average common equity	3.9	4.4	6.4	(42	)bps		(247	)bps
Return on average total assets	0.6	0.6	1.0	(7	)bps		(43	)bps
Return on average total tangible assets*	0.6%	0.7%	1.0%	(8	)bps		(45	)bps

Capital adequacy(1)(2)
Common equity tier 1 capital ratio(3)	11.8%	12.2%	13.3%
Total capital ratio	15.3	15.5	16.2
Tier 1 leverage ratio	10.4%	10.5%	11.1%

Asset quality(2)
Total nonperforming loans and leases as a % of total loans and leases	1.09%	1.20%	1.35%	(11	)bps		(26	)bps
Allowance for loan and lease losses as a % of loans and leases	1.24	1.27	1.36	(3	)bps		(12	)bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	114	106	101	862	bps		NM
Net charge-offs as a % of average loans and leases	0.33%	0.23%	0.31%	10	bps		2	bps

*	These are non-GAAP financial measures. Please see Non-GAAP Reconciliation Tables at the end of this release for an explanation of our use of non-GAAP financial measures and reconciliation of those non-GAAP financial measures to GAAP. All references to Adjusted results exclude restructuring charges and special items.
[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Capital adequacy and asset quality ratios calculated on a period-end basis, except net charge-offs.
[3]	CET1 capital under Basel III replaced Tier 1 common capital under Basel I effective January 1, 2015.

Discussion of Results:

Second quarter 2015 pre-provision profit of $359 million and net income of $190 million were reduced by a net $40 million pre-tax, or $25 million after-tax, of restructuring charges and special items, largely related to efforts to improve processes and enhance efficiencies, as well as rebranding and separation from RBS. First quarter 2015 pre-provision profit and net income were reduced by a net $10 million pre-tax, or $6 million after-tax, of restructuring charges and special items, and second quarter 2014 pre-provision profit and net income benefited from a net $173 million, or $108 million after-tax, of restructuring charges and special items largely associated with the Chicago Divestiture. All references to Adjusted results* exclude restructuring charges and special items.

In addition to the restructuring charges and special items associated with the Chicago Divestiture that have been excluded from Adjusted results*, as compared to the second quarter of 2014, the Chicago Divestiture also reduced quarterly results by the following estimated amounts: $13 million in net interest income, $12 million in noninterest income and $21 million in noninterest expense.

Restructuring charges and special items				2Q15 change from
($s in millions, except per share data)	2Q15	1Q15	2Q14	1Q15	2Q14
Pre-tax net gain on Chicago Divestiture	$—	$—	$288	$—	$(288)
After-tax net gain on Chicago Divestiture	—	—	$180	—	(180)
Pre-tax total noninterest expense restructuring charges and special items	40	10	115	30	(75)
After-tax total noninterest expense restructuring charges and special items	25	6	72	19	(47)

Pre-tax restructuring charges and special items	(40)	(10)	173	(30)	(213)

After-tax restructuring charges and special items	(25)	(6)	108	(19)	(133)

Diluted EPS impact	$(0.05)	$(0.01)	$0.19	$(0.04)	$(0.24)

Adjusted results				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15		2Q14
				$	%	$	%
Net interest income	$840	$836	$833	$4	—%	$7	1%
Adjusted noninterest income*	360	347	352	13	4	8	2

Adjusted total revenue*	1,200	1,183	1,185	17	1	15	1
Adjusted noninterest expense*	801	800	833	1	—	(32)	(4)

Adjusted pre-provision profit*	399	383	352	16	4	47	13
Provision for credit losses	77	58	49	19	33	28	57

Adjusted pretax income*	322	325	303	(3)	(1)	19	6
Adjusted income tax expense*	107	110	98	(3)	(3)	9	9

Adjusted net income*	$215	$215	$205	$—	—%	$10	5%

Adjusted pre-provision profit* of $399 million increased $16 million from first quarter 2015 reflecting a $17 million increase in total revenue and relatively flat noninterest expense. Second quarter 2015 Adjusted net income* of $215 million remained stable with first quarter 2015, as higher total revenue was more than offset by an expected increase in provision expense from unusually low first quarter 2015 levels.

Adjusted pre-provision profit* increased $47 million from second quarter 2014, driven by total revenue growth and improved noninterest expense. Compared to the second quarter 2014, Adjusted net income* increased $10 million, or 5%, from $205 million reflecting a $15 million increase in total revenue and a $32 million decrease in noninterest expense, partially offset by increased provision expense.

Net interest income				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15			2Q14
				$		%	$		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$796	$782	$762	$14		2%	$34		4%
Investment securities	155	159	154	(4)		(3)	1		1
Interest-bearing deposits in banks	1	1	1	—		—	—		—

Total interest income	$952	$942	$917	$10		1%	$35		4%

Interest expense:
Deposits and deposits held for sale	$60	$52	$36	$8		15%	$24		67%
Federal funds purchased and securities sold under agreements to repurchase	2	7	1	(5)		(71)	1		100
Other short-term borrowed funds	19	15	30	4		27	(11)		(37)
Long-term borrowed funds	31	32	17	(1)		(3)	14		82

Total interest expense	$112	$106	$84	$6		6%	$28		33%

Net interest income	$840	$836	$833	$4		—%	$7		1%

Net interest margin	2.72%	2.77%	2.87%	(5	)bps		(15	)bps

Net interest income of $840 million in second quarter 2015 increased $4 million from first quarter 2015 reflecting the benefits of a $1.7 billion increase in average loans and leases and one additional day in the quarter, which were partially offset by a decrease in investment portfolio and loan yields and a slight increase in deposit funding costs. Net interest margin was 2.72% in second quarter 2015, down five basis points from 2.77% in first quarter 2015. This was driven by three basis points related to loan yields, a one basis point impact related to increased securities portfolio prepayment speeds and the related premium amortization, and one basis point related to deposit funding costs. Compared to second quarter 2014, net interest income increased $7 million as the benefit of earning asset growth and a reduction in pay-fixed swap costs was partially offset by continued pressure from the persistent low-rate environment on loan yields and mix, the estimated $13 million effect of the Chicago Divestiture, and higher borrowing costs related to the issuance of subordinated debt and senior notes. Net interest margin decreased 15 basis points given the factors mentioned above.

Adjusted noninterest income				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15		2Q14
				$	%	$	%
Service charges and fees	$139	$135	$147	$4	3%	$(8)	(5)%
Card fees	60	52	61	8	15	(1)	(2)
Trust and investment services fees	41	36	42	5	14	(1)	(2)
Mortgage banking fees	30	33	14	(3)	(9)	16	114
Capital markets fees	30	22	26	8	36	4	15
Foreign exchange and trade finance fees	22	23	22	(1)	(4)	—	—
Securities gains, net	9	8	—	1	13	9	—
Adjusted other income[1,2]	29	38	40	(9)	(24)	(11)	(28)

Adjusted noninterest income[2]	$360	$347	$352	$13	4%	$8	2%

Chicago Divestiture net gain	—	—	288	—	—	(288)	(100)

Noninterest income	$360	$347	$640	$13	4%	$(280)	(44)%

[1]	Other income includes bank owned life insurance and other income.
[2]	Non-GAAP item. Adjusted results exclude the effect of net gain associated with Chicago Divestiture. See important information on use of Non-GAAP items in the Appendix.

Noninterest income of $360 million in the second quarter 2015 increased $13 million from first quarter 2015, as strength in capital markets, card fees, service charges and fees, and trust and investment service fees was partially offset by lower mortgage banking fees and other income. Service charges and fees increased $4 million reflecting seasonality and overall industry trends. Card fees increased $8 million, or 15%, reflecting both seasonality as well as improved volumes. Trust and investment services fees increased $5 million driven by higher investment product sales. Mortgage banking fees decreased $3 million as the benefit of a mortgage servicing rights impairment recapture and increased origination volumes was offset by a $10 million decrease related to a first quarter 2015 portfolio sale gain and a modest reduction in gain on sale spreads. Other income decreased $9 million driven by a reduction in leasing income.

Compared to second quarter 2014, noninterest income decreased $280 million driven by an estimated $300 million reduction related to the second quarter 2014 Chicago Divestiture. Adjusted noninterest income* increased $8 million, or 2%, despite an estimated $12 million decrease related to the Chicago Divestiture. Excluding this estimated impact, Adjusted noninterest income* increased $20 million, driven by higher mortgage banking fees, security gains and capital markets fees, partially offset by a reduction in other income from second quarter 2014 levels which included a $9 million gain on the sale of a student loan portfolio. Service charges and fees decreased $8 million driven by a $6 million estimated decrease related to the Chicago Divestiture as well as lower commercial loan prepayment penalty fees. Card fees and trust and investment services fees remained relatively stable as underlying growth was more than offset by an estimated $5 million decrease related to the Chicago Divestiture. Mortgage banking fees increased $16 million driven by an 84% increase in secondary origination volumes and improved gain on sale spreads, as well as a mortgage servicing rights impairment recapture. Securities gains increased $9 million reflecting our efforts to modestly reposition the investment portfolio to maintain duration given the prolonged low-rate environment. Capital markets fees increased $4 million reflecting underlying business momentum.

Noninterest expense				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15		2Q14
				$	%	$	%
Salaries and employee benefits	$411	$419	$467	$(8)	(2)%	$(56)	(12)%
Outside services	99	79	125	20	25	(26)	(21)
Occupancy	90	80	87	10	13	3	3
Equipment expense	65	63	65	2	3	—	—
Amortization of software	37	36	33	1	3	4	12
Other operating expense	139	133	171	6	5	(32)	(19)

Total noninterest expense	$841	$810	$948	$31	4%	$(107)	(11)%
Restructuring charges and special items	40	10	115	30	300%	(75)	(65)%

Total noninterest expense, excluding restructuring charges and special items*	$801	$800	$833	$1	—%	$(32)	(4)%

Noninterest expense of $841 million in second quarter 2015 increased $31 million from first quarter 2015, driven by a $30 million increase in restructuring charges and special items.

Adjusted noninterest expense* of $801 million remained stable with first quarter 2015, as an $18 million reduction in salary and employee benefits and occupancy, was offset by a $12 million increase in outside services from unusually low first quarter levels as well as higher advertising and equipment expense. Our efficiency initiatives continue to help fund investments in the businesses to drive future revenue growth.

Compared with second quarter 2014, noninterest expense declined $107 million, driven by a $75 million decrease in restructuring charges and special items and an estimated $21 million decrease related to the Chicago Divestiture.

Adjusted noninterest expense* decreased $32 million compared to second quarter 2014, largely driven by an estimated $21 million decrease related to the Chicago Divestiture and lower regulatory costs. Adjusted results before the impact of the Chicago Divestiture* also reflect a decrease in salaries and employee benefits, occupancy, and outside services, partially offset by higher equipment and amortization of software expense.

The effective tax rate decreased to 32.7% in second quarter 2015 compared with 33.7% in first quarter 2015, largely reflecting the impact of a true up of certain deferred tax items. The tax rate decreased approximately 160 basis points from 34.3% in second quarter 2014, which included the impact of the gain on the Chicago Divestiture.

Consumer Banking Segment				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15			2Q14
				$		%	$		%
Net interest income	$544	$533	$546	$11		2%	$(2)		—%
Noninterest income	230	219	236	11		5	(6)		(3)

Total revenue	774	752	782	22		3	(8)		(1)
Noninterest expense	613	596	655	17		3	(42)		(6)

Pre-provision profit	161	156	127	5		3	34		27
Provision for credit losses	60	63	59	(3)		(5)	1		2

Income before income tax expense	101	93	68	8		9	33		49
Income tax expense	35	32	24	3		9	11		46

Net income	$66	$61	$44	$5		8%	$22		50%

Average balances

Total loans and leases (1)	$51,024	$50,260	$47,368	$764		2%	$3,656		8%
Total deposits (1)	69,963	67,518	70,181	2,445		4%	(218)		—%

Key metrics

ROTCE (2)*	5.7%	5.3%	3.9%	36	bps		179	bps
Efficiency ratio*	79%	79%	84%	—	bps		(436	)bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level of common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Consumer Banking net income of $66 million for second quarter 2015 increased $5 million, or 8%, compared to first quarter 2015, as the benefit of revenue growth and a reduction in provision expense was partially offset by expense growth tied to investment initiatives and higher revenue. Net interest income increased $11 million, or 2%, from first quarter 2015, driven by the benefit of loan growth, with particular strength in auto, student and mortgage loans, as well as an additional day in the quarter, partially offset by the impact of lower loan yields as well as higher deposit costs. Noninterest income increased $11 million, or 5%, from first quarter 2015, reflecting an increase in service charges and other fees, card fees and trust and investment services fees which included some seasonal benefits, partially offset by lower mortgage banking fees as underlying growth was masked by the impact of a $10 million portfolio sale gain in first quarter 2015. Noninterest expense of $613 million increased $17 million from first quarter 2015, largely reflecting growth in outside services, salaries and employee benefits, advertising, and equipment expense, partially offset by lower insurance and payroll taxes, and occupancy expense. Provision for credit losses of $60 million decreased $3 million, or 5%, from first quarter 2015.

Compared with second quarter 2014, net income increased $22 million, as a reduction in noninterest expense was somewhat offset by lower revenues. Second quarter 2014 results included an estimated $31 million in revenue and $20 million in expense associated with the Chicago Divestiture. Consumer Banking total revenue before the effect of the Chicago Divestiture increased $23 million, driven by a $19 million increase in net interest income and a $4 million increase in noninterest income. Net interest income results reflected the benefit of solid loan growth, particularly in auto, mortgage, and student, partially offset by the effect of the relatively persistent low-rate environment. Noninterest income results before the impact of the Chicago Divestiture were driven by strength in mortgage banking and service charges and fees, partially offset by a $9 million reduction in other income from second quarter 2014 that included a $9 million gain on the sale of a student loan portfolio. Noninterest expense before the estimated impact of the Chicago Divestiture decreased $22 million, largely reflecting our focus on improving efficiency which more than offset continued investment in the business to drive further growth. Provision for credit losses of $60 million increased $1 million, or 2%, from second quarter 2014, largely reflecting continued improvement in credit quality modestly offset by the impact of loan growth.

Commercial Banking Segment				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15			2Q14
				$		%	$		%
Net interest income	$286	$276	$264	$10		4%	$22		8%
Noninterest income	108	100	107	8		8	1		1

Total revenue	394	376	371	18		5	23		6
Noninterest expense	181	173	157	8		5	24		15

Pre-provision profit	213	203	214	10		5	(1)		—
Provision for credit losses	7	(21)	(2)	28		133	9		450

Income before income tax expense	206	224	216	(18)		(8)	(10)		(5)
Income tax expense	71	77	75	(6)		(8)	(4)		(5)

Net income	$135	$147	$141	$(12)		(8)%	$(6)		(4)%

Average balances

Total loans and leases (1)	$41,467	$40,241	$37,389	$1,226		3%	$4,078		11%
Total deposits (1)	22,717	21,932	18,358	785		4%	4,359		24%

Key metrics

ROTCE (2)*	11.7%	13.2%	13.8%	(146	)bps		(209	)bps
Efficiency ratio*	46%	46%	42%	6	bps		371	bps

[1]	Includes held for sale.
[2]	Operating segments are allocated capital on a risk-adjusted basis considering economic and regulatory capital requirements. We approximate that regulatory capital is equivalent to a sustainable target level for common equity Tier 1 and then allocate that approximation to the segments based on economic capital.

Commercial Banking net income of $135 million in second quarter 2015 decreased $12 million, or 8%, from first quarter 2015, as an increase in total revenue was more than offset by higher provision and noninterest expense. Net interest income of $286 million increased $10 million, or 4%, from first quarter 2015, driven by a $1.2 billion increase in average loans, led by Commercial Real Estate, Middle Market, Corporate Finance and Franchise Finance lines of business, partially offset by yield compression. Noninterest income increased $8 million, or 8%, from first quarter 2015, largely as an increase in capital markets and interest rate products fees was partially offset by a reduction in leasing income. Noninterest expense increased $8 million, or 5%, from first quarter 2015, largely reflecting increased outside services, regulatory costs, equipment and advertising expense, which were partially offset by lower salaries and benefits and insurance and tax expense. Provision for credit losses of $7 million increased $28 million, reflecting a return to more normalized levels from first quarter 2015, which included $21 million in net recoveries.

Compared to second quarter 2014, net income decreased $6 million, or 4%, as the benefit of a $23 million increase in total revenue was more than offset by a $24 million increase in noninterest expense and a $9 million increase in provision for credit losses. Net interest income increased $22 million, or 8%, from second quarter 2014, reflecting the benefit of a $4.1 billion increase in average loans and leases, driven by strength in Commercial Real

Estate, Industry Verticals, Mid-Corporate, Franchise Finance, and Corporate Finance, as well as deposit growth. This was partially offset by yield compression. Noninterest income was relatively stable as compared to second quarter 2014, as strength in capital markets and interest rate products fee income was offset by a decline in leasing income, as well as lower service charges and fees. Noninterest expense increased $24 million, or 15%, from second quarter 2014 reflecting increased salaries and employee benefits tied to growth initiatives, higher insurance, equipment and outside services expense, as well as higher regulatory costs. Provision for credit losses increased $9 million from second quarter 2014, reflecting higher net-charge-offs compared with recoveries in the prior year.

Other(1)				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15		2Q14
				$	%	$	%
Net interest income (expense)	$10	$27	$23	$(17)	(63)%	$(13)	(57)%
Noninterest income	22	28	297	(6)	(21)	(275)	(93)

Total revenue	32	55	320	(23)	(42)	(288)	(90)
Noninterest expense	47	41	136	6	15	(89)	(65)

Pre-provision profit (loss)	(15)	14	184	(29)	(207)	(199)	(108)
Provision for credit losses	10	16	(8)	(6)	(38)	18	225

Income (loss) before income tax expense (benefit)	(25)	(2)	192	(23)	NM	(217)	(113)
Income tax expense (benefit)	(14)	(3)	64	(11)	(367)	(78)	(122)

Net income (loss)	$(11)	$1	$128	$(12)	NM	$(139)	(109)%

Average balances

Total loans and leases (2)	$3,569	$3,784	$4,434	$(215)	(6)%	$(865)	(20)%
Total deposits	5,853	6,195	3,627	(342)	(6)%	2,226	61%

[1]	Includes the financial impact of non-core, liquidating loan portfolios and other non-core assets, our treasury activities, wholesale funding activities, securities portfolio, community development assets and other unallocated assets, liabilities, capital, revenues, provision for credit losses and expenses not attributed to our Consumer Banking or Commercial Banking segments.
[2]	Includes held for sale.

Other recorded a net loss of $11 million in second quarter 2015, compared with net income of $1 million in first quarter 2015, reflecting lower total revenue and increased noninterest expense, partially offset by a decrease in provision. Net interest income of $10 million decreased $17 million from the prior quarter and included higher premium amortization costs in the securities portfolio. Noninterest income of $22 million decreased $6 million from first quarter 2015, reflecting lower other income. Noninterest expense increased $6 million, driven by higher restructuring charges and special items, partially offset by lower incentives expense and insurance expense. Provision for credit losses of $10 million in second quarter 2015 included a $1 million reserve release, compared with $16 million of provision for credit losses in first quarter 2015, which included a $4 million reserve build.

Compared with the second quarter of 2014, net income decreased $139 million, reflecting the $288 million gain related to the Chicago Divestiture in second quarter 2014. Net interest income decreased $13 million, driven by an increase in wholesale funding costs, and lower non-core loans, partially offset by a reduction in swap costs. Noninterest income decreased $275 million, reflecting the $288 million gain related to the Chicago Divestiture in second quarter 2014. Noninterest expense decreased $89 million, driven by lower restructuring charges and special items, and lower incentives. Provision for credit losses increased $18 million from the second quarter 2014, which included a reserve release of $19 million.

Consolidated balance sheet review(1)				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15			2Q14
				$		%	$		%
Total assets	$137,251	$136,535	$130,279	$716		1%	$6,972		5%
Loans and leases and loans held for sale	97,235	94,870	89,091	2,365		2	8,144		9
Deposits and deposits held for sale	100,615	98,990	91,656	1,625		2	8,959		10
Average interest-earning assets (quarterly)	123,205	121,342	115,992	1,863		2	7,213		6
Stockholders’ equity	$19,586	$19,564	$19,597	22		—	(11)		—
Stockholders’ common equity	$19,339	$19,564	$19,597	(225)		(1)	(258)		(1)
Tangible common equity*	$12,909	$13,117	$13,098	$(208)		(2)%	$(189)		(1)%
Loan-to-deposit ratio (period-end)(2)	96.6%	95.8%	97.2%	80	bps		(56	)bps
Common equity tier 1 capital ratio(3)	11.8	12.2	13.3
Total capital ratio(3)	15.3%	15.5%	16.2%

[1]	Represents period-end unless otherwise noted.
[2]	Includes loans held for sale and deposits held for sale.
[3]	Current reporting period regulatory capital ratios are preliminary. Periods prior to 1Q15 reported on a Basel I basis. Basel III ratios assume that certain definitions impacting qualifying Basel III capital will phase in through 2018. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

Total assets of $137.3 billion increased $716 million, or 1%, from March 31, 2015 largely as a $1.6 billion decrease in cash and interest-bearing deposits and due from broker positions was more than offset by a $2.4 billion increase in loans and leases and loans held for sale. Total assets increased $7.0 billion, or 5%, from June 30, 2014 reflecting a $7.7 billion, or 9%, increase in loans and leases, partially offset by a $2.3 billion decrease in cash investments and interest-bearing deposits.

Average interest-earning assets of $123.2 billion in second quarter 2015 increased $1.9 billion, or 2%, from the prior quarter, driven by a $1.2 billion increase in commercial loans and leases and a $464 million increase in retail loans. Commercial loan growth was driven by strength in Commercial Real Estate, Middle Market, Franchise Finance, and Private Equity businesses. Retail loan growth was driven by higher auto, student and mortgage loans which were partially offset by lower home equity balances and a reduction in the non-core portfolio. Average interest-earning assets increased $7.2 billion, or 6%, from second quarter 2014 as a $4.2 billion increase in commercial loans and leases, $3.4 billion increase in retail loans driven by growth in auto, mortgage, and student loan balances were partially offset by lower home equity outstandings and a reduction in the non-core loan portfolio.

Deposits and deposits held for sale of $100.6 billion increased $1.6 billion, or 2%, from March 31, 2015 reflecting growth in every category and particular strength in money market and checking with interest. Compared with June 30, 2014, deposits and deposits held for sale increased $9.0 billion, or 10%, reflecting growth across every category and with particular strength in commercial deposits. The loan-to-deposit ratio of 96.6% as of June 30, 2015 compared with 95.8% as of March 31, 2015 and 97.2% as of June 30, 2014.

Interest-earning assets				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15		2Q14
				$	%	$	%
Period-end interest-earning assets
Investments and interest-bearing deposits	$27,189	$29,751	$29,450	$(2,562)	(9)%	$(2,261)	(8)%
Loans and leases
Commercial loans and leases	45,068	43,982	40,974	1,086	2	4,094	10
Retail loans	51,470	50,512	47,855	958	2	3,615	8
Total loans and leases	96,538	94,494	88,829	2,044	2	7,709	9
Loans held for sale	397	322	173	75	23	224	129
Other loans held for sale	300	54	89	246	456	211	237
Total loans and leases and loans held for sale	97,235	94,870	89,091	2,365	2	8,144	9

Total period-end interest-earning assets	$124,424	$124,621	$118,541	$(197)	—	$5,883	5%

Average interest-earning assets
Investments and interest-bearing deposits	$27,145	$27,057	$26,801	$88	—	$344	1
Loans and leases
Commercial loans and leases	44,696	43,506	40,472	1,190	3	4,224	10
Retail loans	50,910	50,446	47,547	464	1	3,363	7
Total loans and leases	95,606	93,952	88,019	1,654	2	7,587	9
Loans held for sale	308	242	138	66	27	170	123
Other loans held for sale	146	91	1,034	55	60	(888)	(86)
Total loans and leases and loans held for sale	96,060	94,285	89,191	1,775	2	6,869	8

Total average interest-earning assets	$123,205	$121,342	$115,992	$1,863	2%	$7,213	6%

Investments and interest-bearing deposits of $27.2 billion as of June 30, 2015 decreased $2.6 billion from March 31, 2015, largely reflecting a reduction in excess cash. Compared with June 30, 2014, investments and interest-bearing deposits decreased $2.3 billion, or 8%. As of June 30, 2015, the average effective duration of the securities portfolio was 3.7 years, compared with 3.1 years at March 31, 2015, and 4.0 years at June 30, 2014. The increase in the second quarter reflects the impact of higher long rates as well as modest extension of the securities portfolio, which also generated $9 million of securities gains.

Period-end loans and leases of $96.5 billion at June 30, 2015 increased $2.0 billion from $94.5 billion at March 31, 2015, and increased $7.7 billion from $88.8 billion at June 30, 2014. The linked quarter increase was driven by a $1.1 billion increase in commercial loans and leases and a $958 million increase in retail loans. Commercial loan and lease growth was driven by growth in our Commercial Real Estate, Corporate Finance, and Middle Market businesses. Retail loan growth was driven by a $548 million increase in auto loans, a $503 million increase in student loans and a $445 million increase in mortgage loans, partially offset by a $516 million decrease in home equity outstandings, including continued runoff in the non-core portfolio. During the quarter we purchased $416 million of auto loans and $202 million of student loans, and sold $114 million of commercial leases.

Compared with June 30, 2014, period-end loans and leases increased $7.7 billion, reflecting a $4.1 billion increase in commercial loans and leases and a $3.6 billion increase in retail loans. Commercial loan growth was driven by growth in our Commercial Real Estate, Industry Verticals, Franchise Finance, and Corporate Finance businesses. Retail loan growth was driven by a $2.8 billion increase in auto loans, $1.6 billion increase in residential mortgage loans, and $1.4 billion increase in student loans partially offset by a $1.9 billion decrease in home equity outstandings, including continued runoff in the non-core portfolio.

Average loans and leases of $95.6 billion increased $1.7 billion from first quarter 2015, driven by higher commercial, auto, student and residential mortgage balances. Results also reflect a $187 million decrease in the non-core loan portfolio. Compared with second quarter 2014, average loans and leases increased $7.6 billion, driven by growth in commercial and commercial real estate, and an increase in auto, student and residential mortgage balances, partially offset by a decrease in home equity outstandings and a $725 million reduction in the non-core loan portfolio.

Deposits				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15		2Q14
				$	%	$	%
Period-end deposits
Demand deposits	$26,678	$26,670	$26,670	$8	—%	$8	—%
Checking with interest	17,114	16,738	15,171	376	2	1,943	13
Savings	8,080	8,398	7,829	(318)	(4)	251	3
Money market accounts	35,735	34,543	31,687	1,192	3	4,048	13
Term deposits	13,008	12,641	10,299	367	3	2,709	26

Total deposits	100,615	98,990	91,656	1,625	2	8,959	10

Total deposits and deposits held for sale	$100,615	$98,990	$91,656	$1,625	2%	$8,959	10%

Average deposits
Total average deposits	$98,533	$95,645	$87,623	$2,888	3%	$10,910	12%
Deposits held for sale	—	—	4,543	—	NM	(4,543)	(100)
Total average deposits and deposits held for sale	$98,533	$95,645	$92,166	$2,888	3%	$6,367	7%

Second quarter 2015 average deposits of $98.5 billion increased $2.9 billion, or 3%, from first quarter 2015, and $10.9 billion, or 12%, from second quarter 2014, reflecting growth in every category and particular strength in interest-bearing deposits. Period-end total deposits at June 30, 2015 of $100.6 billion increased $1.6 billion, or 2%, from March 31, 2015, with particular strength in money market, checking with interest and term deposits. Compared with June 30, 2014, period-end total deposits increased $9.0 billion, or 10%, driven by growth in money market, term deposits and checking with interest.

Borrowed funds				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15		2Q14
				$	%	$	%
Period-end borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$3,784	$4,421	$6,807	$(637)	(14)%	$(3,023)	(44)%
Other short-term borrowed funds	6,762	7,004	7,702	(242)	(3)	(940)	(12)
Long-term borrowed funds	3,890	3,904	1,732	(14)	—	2,158	125

Total borrowed funds	$14,436	$15,329	$16,241	$(893)	(6)	$(1,805)	(11)

Average borrowed funds	$14,772	$15,506	$13,155	$(734)	(5)%	$1,617	12%

Total borrowed funds of $14.4 billion at June 30, 2015 decreased $893 million from March 31, 2015, largely due to strength in deposit growth which facilitated a decrease in securities sold under agreement to repurchase. Compared with June 30, 2014, total borrowed funds decreased $1.8 billion given strong deposit growth. Average borrowed funds of $14.8 billion decreased $734 million from first quarter 2015 as we grew deposits and reduced our reliance on short-term borrowings. Average borrowed funds increased $1.6 billion from second quarter 2014 reflecting our issuance of subordinated and senior debt.

Capital(1)				2Q15 change from
($s and shares in millions)	2Q15	1Q15	2Q14	1Q15		2Q14
				$	%	$	%
Period-end capital
Stockholders’ equity	$19,586	$19,564	$19,597	$22	—%	$(11)	—%
Stockholders’ common equity	$19,339	$19,564	$19,597	(225)	(1)	(258)	(1)
Tangible common equity*	$12,909	$13,117	$13,098	(208)	(2)	(189)	(1)
Tangible common equity per share*	$24.03	$23.96	$23.39	0.07	—	0.64	3
Common shares - at end of period	537	547	560	(10)	(2)	(23)	(4)
Common shares - average (diluted)	540	550	560	(10)	(2)%	(20)	(4)%
Common equity tier 1 capital ratio(1)(2)	11.8%	12.2%	13.3%
Total capital ratio(1)(2)	15.3	15.5	16.2
Tier 1 leverage ratio(1)(2)	10.4%	10.5%	11.1%

[1]	Current reporting period regulatory capital ratios are preliminary.
[2]	Periods prior to 1Q15 reported on a Basel I basis. Basel III ratios assume that certain definitions impacting qualifying Basel III capital, will phase in through 2018. Ratios also reflect the required US Standardized transitional methodology for calculating RWAs, effective January 1, 2015.

On January 1, 2015, we adopted the Basel III capital framework and standardized approach for calculating risk-weighted assets. The Basel III capital rules replace tier 1 common equity and the associated tier 1 common equity ratio with common equity tier 1 capital (“CET1”) and the CET1 capital ratio. At June 30, 2015, our Basel III Capital ratios on a transitional basis remained well in excess of applicable regulatory requirements, with a total capital ratio of 15.3%, and a CET1 capital ratio of 11.8% compared with CET1 capital ratio of 12.2% at March 31, 2015, and pro forma Basel III CET1 on a fully phased-in basis of 13.0% at June 30, 2014. Our capital ratios continue to reflect progress against our objective of realigning our capital profile to be more consistent with that of peer regional banks, while maintaining a strong capital base to support our growth aspirations, strategy, and risk appetite. In early April we completed a $250 million preferred stock issuance and 10.5 million common stock share repurchase, further reducing The Royal Bank of Scotland’s plc’s (“RBS”) ownership interest to 40.8%.

Credit quality review				2Q15 change from
($s in millions)	2Q15	1Q15	2Q14	1Q15			2Q14
				$		%	$		%
Nonperforming loans and leases	$1,050	$1,136	$1,200	$(86)		(8)%	$(150)		(13)%
Accruing loans past due 90 days or more	8	9	12	(1)		(11)	(4)		(33)
Net charge-offs	(78)	(54)	(68)	(24)		44	(10)		15
Provision for credit losses	77	58	49	19		33	28		57
Allowance for loan and lease losses	$1,201	$1,202	$1,210	$(1)		—%	$(9)		1%
Total nonperforming loans and leases as a % of total loans and leases	1.09%	1.20%	1.35%	(11	)bps		(26	)bps
Net charge-offs as % of total loans and leases	0.33	0.23	0.31	10	bps		2	bps
Allowance for loan and lease losses as a % of nonperforming loans and leases	114.37%	105.75%	100.84%	862	bps		1,353	bps

Credit quality during the quarter remained strong, with relatively low levels of charge-offs and nonperforming loans and leases. Nonperforming loans and leases of $1.1 billion at June 30, 2015 decreased $86 million, or 8%, from March 31, 2015, reflecting a $53 million decrease in retail products driven by a reduction in consumer real-estate secured and a $33 million decrease in commercial products. Nonperforming loans and leases to total loans and leases of 1.09% at June 30, 2015 decreased 11 basis points from 1.20% at March 31, 2015, and decreased 26 basis points from 1.35% at June 30, 2014. Nonperforming loans and leases decreased $150 million, or 13%, from second quarter 2014, largely driven by improvement in commercial real estate and secured consumer real estate, partially offset by increases in student and auto loans given expected seasoning and enhancements to our non-accrual designation processes.

Nonperforming non-core loans totaled $163 million in second quarter 2015, compared with $171 million in first quarter 2015, and $197 million in second quarter 2014. Nonperforming non-core loans to total non-core loans of 6.1% at June 30, 2015, compared with 6.0% at March 31, 2015, and 5.8% at June 30, 2014. This slight increase was due to a 6.4% reduction in non-core balances during the quarter, which outpaced the reduction in nonperforming non-core loans. Troubled debt restructured loans (“TDRs”) of $1.3 billion, were down slightly from $1.4 billion at March 31, 2015, and included $1.2 billion of retail loans and $125 million of commercial loans. Performing TDRs represented 66% of total TDRs as of June 30, 2015, compared with 66% as of March 31, 2015, and 67% as of June 30, 2014.

Net charge-offs of $78 million, or 33 basis points of total loans and leases increased $24 million in second quarter 2015 from $54 million, or 23 basis points, in first quarter 2015. Retail product net charge-offs of $71 million decreased $5 million from first quarter 2015 levels. Commercial net charge-offs were $7 million in second quarter 2015, which compares with commercial net recoveries of $22 million in first quarter 2015. Overall results included non-core net charge-offs of $12 million in second quarter 2015, compared with $11 million in first quarter 2015, and $10 million in second quarter 2014. Annualized non-core net charge-offs to total average non-core loans and leases was 1.70% in second quarter 2015, compared with 1.42% in first quarter 2015, and 1.13% in second quarter 2014. This increase in the non-core charge-off rate largely reflects the continued reduction in the portfolio.

Provision for credit losses of $77 million in second quarter 2015 increased $19 million from first quarter 2015, as the benefit of continued improvement in asset quality and a reduction in underlying consumer net charge-offs was offset by a return to more normalized levels of commercial net charge-offs, and an increase in non-core net charge-offs. Second quarter 2015 provision for credit losses increased $28 million from second quarter 2014, as the benefit of continued improvement in overall credit quality was more than offset by the impact of loan growth and a $10 million increase in net charge-offs, driven by lower commercial recoveries. The total provision for credit losses includes the provision for loan and lease losses as well as the provision for unfunded commitments.

The allowance for loan and lease losses of $1.2 billion remained relatively stable compared to first quarter 2015, and decreased $9 million, or 1%, from second quarter 2014, reflecting continued improvement in overall credit quality. Allowance for loan and lease losses to total loans and leases was 1.24% as of June 30, 2015, compared with 1.27% as of March 31, 2015, and 1.36% as of June 30, 2014. Allowance for loan and lease losses to non-performing loans and leases ratio was 114% as of June 30, 2015, compared with 106% as of March 31, 2015, and 101% as of June 30, 2014.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $137.3 billion in assets as of June 30, 2015. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. In Consumer Banking, Citizens helps its retail customers “bank better” with mobile and online banking, a 24/7 customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,200 Citizens Bank branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Citizens also provides mortgage lending, auto lending, student lending and commercial banking services in select markets nationwide. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services including lending and deposits, capital markets, treasury services, foreign exchange and interest hedging, leasing and asset finance, specialty finance and trade finance.

Citizens operates through its subsidiaries Citizens Bank, N.A., and Citizens Bank of Pennsylvania. Additional information about Citizens and its full line of products and services can be found at www.citizensbank.com.

Non-GAAP Financial Measures

This document contains non-GAAP financial measures. The table below presents reconciliations of certain non-GAAP measures. These reconciliations exclude restructuring charges and/or special items, which are usually included, where applicable, in the financial results presented in accordance with GAAP. Restructuring charges and special items include expenses related to our efforts to improve processes and enhance efficiencies, as well as rebranding, separation from RBS and regulatory expenses.

The non-GAAP measures set forth below include “total revenue”, “noninterest income”, “ noninterest expense”, “pre-provision profit”, “income before income tax expense (benefit)”, “income tax expense (benefit)”, “net income (loss)”, “salaries and employee benefits”, “outside services”, “occupancy”, “equipment expense”, “amortization of software”, “other operating expense”, “net income (loss) per average common share”, “return of average common equity” and “return on average total assets”. In addition, we present computations for “tangible book value per common share”, “return on average tangible common equity”, “return on average total tangible assets” and “efficiency ratio” as part of our non-GAAP measures. Additionally, “pro forma Basel III fully phased-in common equity tier 1 capital” computations for periods prior to first quarter 2015 are presented as part of our non-GAAP measures.

We believe these non-GAAP measures provide useful information to investors because these are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe restructuring charges and special items in any period do not reflect the operational performance of the business in that period and, accordingly, it is useful to consider these line items with and without restructuring charges and special items. We believe this presentation also increases comparability of period-to-period results.

We also consider pro forma capital ratios defined by banking regulators but not effective at each period end to be non-GAAP financial measures. Since analysts and banking regulators may assess our capital adequacy using these pro forma ratios, we believe they are useful to provide investors the ability to assess our capital adequacy on the same basis.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies. We caution investors not to place undue reliance on such non-GAAP measures, but instead to consider them with the most directly comparable GAAP measure. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for our results as reported under GAAP.

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS					FOR THE SIX MONTHS ENDED JUNE 30
		2Q15	1Q15	4Q14	3Q14	2Q14	2015	2014
Noninterest income, excluding special items:
Noninterest income (GAAP)	A	$360	$347	$339	$341	$640	$707	$998
Less: Special items - Chicago gain		—	—	—	—	288	—	288

Noninterest income, excluding special items (non-GAAP)	B	$360	$347	$339	$341	$352	$707	$710

Total revenue, excluding special items:
Total revenue (GAAP)	C	$1,200	$1,183	$1,179	$1,161	$1,473	$2,383	$2,639
Less: Special items - Chicago gain		—	—	—	—	288	—	288

Total revenue, excluding special items (non-GAAP)	D	$1,200	$1,183	$1,179	$1,161	$1,185	$2,383	$2,351

Noninterest expense, excluding restructuring charges and special items:
Noninterest expense (GAAP)	E	$841	$810	$824	$810	$948	$1,651	$1,758
Less: Restructuring charges and special items	NN	40	10	33	21	115	50	115

Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	$801	$800	$791	$789	$833	$1,601	$1,643

Net income, excluding restructuring charges and special items:
Net income (GAAP)	G	$190	$209	$197	$189	$313	$399	$479
Add: Restructuring charges and special items, net of income tax expense (benefit)		25	6	20	13	(108)	31	(108)

Net income, excluding restructuring charges and special items (non-GAAP)	H	$215	$215	$217	$202	$205	$430	$371

Return on average common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	I	$19,391	$19,407	$19,209	$19,411	$19,607	$19,399	$19,489
Return on average common equity, excluding restructuring charges and special items (non-GAAP)	H/I	4.45%	4.49%	4.48%	4.14%	4.19%	4.47%	3.84%

Return on average tangible common equity and return on average tangible common equity, excluding restructuring charges and special items:
Average common equity (GAAP)	I	$19,391	$19,407	$19,209	$19,411	$19,607	$19,399	$19,489
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		5	5	6	6	7	5	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		437	422	403	384	369	430	360

Average tangible common equity (non-GAAP)	J	$12,947	$12,948	$12,730	$12,913	$13,093	$12,948	$12,966

Return on average tangible common equity (non-GAAP)	G/J	5.90%	6.53%	6.12%	5.81%	9.59%	6.21%	7.45%
Return on average tangible common equity, excluding restructuring charges and special items (non-GAAP)	H/J	6.67%	6.73%	6.76%	6.22%	6.28%	6.70%	5.77%

Return on average total assets, excluding restructuring charges and special items:
Average total assets (GAAP)	K	$135,521	$133,325	$130,671	$128,691	$127,148	$134,429	$125,535
Return on average total assets, excluding restructuring charges and special items (non-GAAP)	H/K	0.64%	0.65%	0.66%	0.62%	0.65%	0.65%	0.60%

Return on average total tangible assets and return on average total tangible assets, excluding restructuring charges and special items:
Average total assets (GAAP)	K	$135,521	$133,325	$130,671	$128,691	$127,148	$134,429	$125,535
Less: Average goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Average other intangibles (GAAP)		5	5	6	6	7	5	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		437	422	403	384	369	430	360

Average tangible assets (non-GAAP)	L	$129,077	$126,866	$124,192	$122,193	$120,634	$127,978	$119,012

Return on average total tangible assets (non-GAAP)	G/L	0.59%	0.67%	0.63%	0.61%	1.04%	0.63%	0.81%
Return on average total tangible assets, excluding restructuring charges and special items (non-GAAP)	H/L	0.67%	0.69%	0.69%	0.66%	0.68%	0.68%	0.63%

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS					FOR THE SIX MONTHS ENDED JUNE 30
		2Q15	1Q15	4Q14	3Q14	2Q14	2015	2014
Efficiency ratio and efficiency ratio, excluding restructuring charges and special items:
Net interest income (GAAP)		$840	$836	$840	$820	$833	$1,676	$1,641
Add: Noninterest income (GAAP)		360	347	339	341	640	707	998

Total revenue (GAAP)	C	$1,200	$1,183	$1,179	$1,161	$1,473	$2,383	$2,639

Efficiency ratio (non-GAAP)	E/C	70.02%	68.49%	69.88%	69.84%	64.33%	69.27%	66.58%
Efficiency ratio, excluding restructuring charges and special items (non-GAAP)	F/D	66.7%	67.65%	67.11%	68.02%	70.23%	67.17%	69.83%

Tangible book value per common share:
Common shares - at end of period (GAAP)	M	537,149,717	547,490,812	545,884,519	559,998,324	559,998,324	537,149,717	559,998,324
Stockholders’ equity (GAAP)		$19,339	$19,564	$19,268	$19,383	$19,597	$19,339	$19,597
Less: Goodwill (GAAP)		6,876	6,876	6,876	6,876	6,876	6,876	6,876
Less: Other intangible assets (GAAP)		4	5	6	6	7	4	7
Add: Deferred tax liabilities related to goodwill (GAAP)		450	434	420	399	384	450	384

Tangible common equity (non-GAAP)	N	$12,909	$13,117	$12,806	$12,900	$13,098	$12,909	$13,098

Tangible book value per common share (non-GAAP)	N/M	$24.03	$23.96	$23.46	$23.04	$23.39	$24.03	$23.39

Net income per average common share - basic and diluted, excluding restructuring charges and special items:
Average common shares outstanding - basic (GAAP)	O	537,729,248	546,291,363	546,810,009	559,998,324	559,998,324	541,986,653	559,998,324
Average common shares outstanding - diluted (GAAP)	P	539,909,366	549,798,717	550,676,298	560,243,747	559,998,324	544,804,268	559,998,324
Net income applicable to common stockholders (GAAP)	Q	$190	$209	$197	$189	$313	$399	$479
Net income per average common share - basic (GAAP)	Q/O	0.35	0.38	0.36	0.34	0.56	0.74	0.86
Net income per average common share - diluted (GAAP)	Q/P	0.35	0.38	0.36	0.34	0.56	0.73	0.86
Net income applicable to common stockholders, excluding restructuring charges and special items (non-GAAP)	R	215	215	217	202	205	430	371
Net income per average common share - basic, excluding restructuring charges and special items (non-GAAP)	R/O	0.40	0.39	0.40	0.36	0.37	0.79	0.66
Net income per average common share - diluted, excluding restructuring charges and special items (non-GAAP)	R/P	0.40	0.39	0.39	0.36	0.37	0.79	0.66

Pro forma Basel III fully phased-in common equity tier 1 capital ratio[1]:
Common equity tier 1 (regulatory)		$13,270	$13,360	$13,173	$13,330	$13,448
Less: Change in DTA and other threshold deductions (GAAP)		3	3	(6)	(5)	(7)

Pro forma Basel III fully phased-in common equity tier 1 (non-GAAP)	S	$13,267	$13,357	$13,179	$13,335	$13,455

Risk-weighted assets (regulatory general risk weight approach)		$112,131	$109,786	$105,964	$103,207	$101,397
Add: Net change in credit and other risk-weighted assets (regulatory)		247	242	2,882	3,207	2,383

Basel III standardized approach risk-weighted assets (non-GAAP)	T	$112,378	$110,028	$108,846	$106,414	$103,780

Pro forma Basel III fully phased-in common equity tier 1 capital ratio (non-GAAP)[1]	S/T	11.8%	12.1%	12.1%	12.5%	13.0%

Other Income, excluding restructuring charges and special items:
Bank-owned life insurance income		$14	$12			$12
Other income		15	26			316

Total other income (GAAP)	U	$29	$38			$328
Less: Restructuring charges and special items		—	—			288

Other Income, excluding restructuring charges and special items (non-GAAP)	V	$29	$38			$40

Salaries and employee benefits, excluding restructuring charges and special items:
Salaries and employee benefits (GAAP)	W	$411	$419	$397	$409	$467	$830	$872
Less: Restructuring charges and special items		6	(1)	1	—	43	5	43

Salaries and employee benefits, excluding restructuring charges and special items (non-GAAP)	X	$405	$420	$396	$409	$424	$825	$829

[1]	Periods prior to 1Q15 reported on a Basel I basis. Basel III ratios assume certain definitions impacting qualifying Basel III capital, which otherwise will phase in through 2018, are fully phased-in. Ratios also reflect the required US Standardized methodology for calculating RWAs, effective January 1, 2015.

Non-GAAP Reconciliation

(Excluding restructuring charges and special items)

$s in millions, except per share data

		QUARTERLY TRENDS					FOR THE SIX MONTHS ENDED JUNE 30
		2Q15	1Q15	4Q14	3Q14	2Q14	2015	2014
Outside services, excluding restructuring charges and special items:
Outside services (GAAP)	Y	$99	$79	$106	$106	$125	$178	$208
Less: Restructuring charges and special items		16	8	18	19	41	24	41

Outside services, excluding restructuring charges and special items (non-GAAP)	Z	$83	$71	$88	$87	$84	$154	$167

Occupancy, excluding restructuring charges and special items:
Occupancy (GAAP)	AA	$90	$80	$81	$77	$87	$170	$168
Less: Restructuring charges and special items		15	2	5	2	9	17	9

Occupancy, excluding restructuring charges and special items (non-GAAP)	BB	$75	$78	$76	$75	$78	$153	$159

Equipment expense, excluding restructuring charges and special items:
Equipment expense (GAAP)	CC	$65	$63	$63	$58	$65	$128	$129
Less: Restructuring charges and special items		—	1	1	—	3	1	3

Equipment expense, excluding restructuring charges and special items (non-GAAP)	DD	$65	$62	$62	$58	$62	$127	$126

Amortization of software, excluding restructuring charges and special items:
Amortization of software	EE	$37	$36	$43	$38	$33	$73	$64
Less: Restructuring charges and special items		—	—	6	—	—	—	—

Amortization of software, excluding restructuring charges and special items (non-GAAP)	FF	$37	$36	$37	$38	$33	$73	$64

Other operating expense, excluding restructuring charges and special items:
Other operating expense (GAAP)	GG	$139	$133	$134	$122	$171	$272	$317
Less: Restructuring charges and special items		3	—	2	—	19	3	19

Other operating expense, excluding restructuring charges and special items (non-GAAP)	HH	$136	$133	$132	$122	$152	$269	$298

Pre-provision profit, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	D	$1,200	$1,183	$1,179	$1,161	$1,185	$2,383	$2,351
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	801	800	791	789	833	1,601	1,643

Pre-provision profit, excluding restructuring charges and special items (non-GAAP)	II	$399	$383	$388	$372	$352	$782	$708

Income before income tax expense (benefit), excluding restructuring charges and special items:
Income before income tax expense (GAAP)	JJ	$282	$315	$283	$274	$476	$597	$711
Less: Income before income tax expense (benefit) related to restructuring charges and special items (GAAP)		(40)	(10)	(33)	(21)	173	(50)	173

Income before income tax expense, excluding restructuring charges and special items (non-GAAP)	KK	$322	$325	$316	$295	$303	$647	$538

Income tax expense, excluding restructuring charges and special items:
Income tax expense (GAAP)	LL	$92	$106	$86	$85	$163	$198	$232
Less: Income tax (benefit) related to restructuring charges and special items (GAAP)		(15)	(4)	(13)	(8)	65	(19)	65

Income tax expense, excluding restructuring charges and special items (non-GAAP)	MM	$107	$110	$99	$93	$98	$217	$167

Restructuring charges and special expense items include:
Restructuring charges		$25	$1	$10	$1	$103	$26	$103
Special items		15	9	23	20	12	24	12

Restructuring charges and special expense items	NN	$40	$10	$33	$21	$115	$50	$115

		QUARTERLY TRENDS					2Q15 v 1Q15	2Q15 v 2Q14
		2Q15	1Q15	4Q14	3Q14	2Q14	% Change	% Change
Operating leverage, excluding restructuring charges and special items:
Total revenue, excluding restructuring charges and special items (non-GAAP)	D	$1,200	$1,183			$1,185	1.4%	1.3%
Less: Noninterest expense, excluding restructuring charges and special items (non-GAAP)	F	$801	$800			$833	0.1%	(3.8)%

Operating leverage, excluding restructuring charges and special items: (non-GAAP)	OO						1.3%	5.1%

Non-GAAP Reconciliation - Segments

$s in millions

		Three Months Ended June 30,				Three Months Ended March 31,
		2015				2015
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$66	$135	($11)	$190	$61	$147	$1	$209

Return on average tangible common equity
Average common equity (GAAP)	B	$4,681	$4,625	$10,085	$19,391	$4,649	$4,526	$10,232	$19,407
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	437	437	—	—	422	422

Average tangible common equity (non-GAAP)	C	$4,681	$4,625	$3,641	$12,947	$4,649	$4,526	$3,773	$12,948

Return on average tangible common equity (non-GAAP)	A/C	5.66%	11.69%	NM	5.90%	5.30%	13.15%	NM	6.53%

Return on average total tangible assets
Average total assets (GAAP)	D	$52,489	$42,617	$40,415	$135,521	$51,602	$41,606	$40,117	$133,325
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	5	5
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	437	437	—	—	422	422

Average tangible assets (non-GAAP)	E	$52,489	$42,617	$33,971	$129,077	$51,602	$41,606	$33,658	$126,866

Return on average total tangible assets (non-GAAP)	A/E	0.51%	1.27%	NM	0.59%	0.48%	1.43%	NM	0.67%

Efficiency ratio
Noninterest expense (GAAP)	F	$613	$181	$47	$841	$596	$173	$41	$810
Net interest income (GAAP)		544	286	10	840	533	276	27	836
Noninterest income (GAAP)		230	108	22	360	219	100	28	347

Total revenue	G	$774	$394	$32	$1,200	$752	$376	$55	$1,183

Efficiency ratio (non-GAAP)	F/G	79.25%	46.07%	NM	70.02%	79.25%	46.01%	NM	68.49%

		Three Months Ended December 31,				Three Months Ended September 30,
		2014				2014
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$52	$140	$5	$197	$54	$139	($4)	$189

Return on average tangible common equity
Average common equity (GAAP)	B	$4,756	$4,334	$10,119	$19,209	$4,685	$4,205	$10,521	$19,411
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	6	6	—	—	6	6
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	403	403	—	—	384	384

Average tangible common equity (non-GAAP)	C	$4,756	$4,334	$3,640	$12,730	$4,685	$4,205	$4,023	$12,913

Return on average tangible common equity (non-GAAP)	A/C	4.30%	12.76%	NM	6.12%	4.57%	13.10%	NM	5.81%

Return on average total tangible assets
Average total assets (GAAP)	D	$50,546	$40,061	$40,064	$130,671	$49,012	$38,854	$40,825	$128,691
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	6	6	—	—	6	6

Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	403	403	—	—	384	384

Average tangible assets (non-GAAP)	E	$50,546	$40,061	$33,585	$124,192	$49,012	$38,854	$34,327	$122,193

Return on average total tangible assets (non-GAAP)	A/E	0.40%	1.38%	NM	0.63%	0.44%	1.42%	NM	0.61%

Efficiency ratio
Noninterest expense (GAAP)	F	$611	$180	$33	$824	$609	$162	$39	$810
Net interest income (GAAP)		536	283	21	840	532	270	18	820
Noninterest income (GAAP)		218	111	10	339	226	104	11	341

Total revenue	G	$754	$394	$31	$1,179	$758	$374	$29	$1,161

Efficiency ratio (non-GAAP)	F/G	81.09%	45.48%	NM	69.88%	80.42%	43.35%	NM	69.84%

		Three Months Ended June 30,
		2014
		Consumer Banking	Commercial Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$44	$141	$128	$313

Return on average tangible common equity
Average common equity (GAAP)	B	$4,640	$4,129	$10,838	$19,607
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	369	369

Average tangible common equity (non-GAAP)	C	$4,640	$4,129	$4,324	$13,093

Return on average tangible common equity (non-GAAP)	A/C	3.87%	13.78%	NM	9.59%

Return on average total tangible assets
Average total assets (GAAP)	D	$48,556	$38,022	$40,570	$127,148
Less: Average goodwill (GAAP)		—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	369	369

Average tangible assets (non-GAAP)	E	$48,556	$38,022	$34,056	$120,634

Return on average total tangible assets (non-GAAP)		0.37%	1.50%	NM	1.04%

Efficiency ratio
Noninterest expense (GAAP)	F	$655	$157	$136	$948
Net interest income (GAAP)		546	264	23	833
Noninterest income (GAAP)		236	107	297	640

Total revenue	G	$782	$371	$320	$1,473

Efficiency ratio (non-GAAP)	F/G	83.61%	42.36%	NM	64.33%

Non-GAAP Reconciliation - Segments

$s in millions

		FOR THE SIX MONTHS ENDED JUNE 30,
		2015				2014
		Consumer Banking	Commercial Banking	Other	Consolidated	Consumer Banking	Commercial Banking	Other	Consolidated
Net income (loss) (GAAP)	A	$127	$282	($10)	$399	$76	$282	$121	$479

Return on average tangible common equity
Average common equity (GAAP)	B	$4,665	$4,576	$10,158	$19,399	$4,609	$4,076	$10,804	$19,489
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	430	430	—	—	360	360

Average tangible common equity (non-GAAP)	C	$4,665	$4,576	$3,707	$12,948	$4,609	$4,076	$4,281	$12,966

Return on average tangible common equity (non-GAAP)	A/C	5.48%	12.41%	NM	6.21%	3.35%	13.97%	NM	7.45%

Return on average total tangible assets
Average total assets (GAAP)	D	$52,048	$42,114	$40,267	$134,429	$48,085	$37,491	$39,959	$125,535
Less: Average goodwill (GAAP)		—	—	6,876	6,876	—	—	6,876	6,876
Average other intangibles (GAAP)		—	—	5	5	—	—	7	7
Add: Average deferred tax liabilities related to goodwill (GAAP)		—	—	430	430	—	—	360	360

Average tangible assets (non-GAAP)	E	$52,048	$42,114	$33,816	$127,978	$48,085	$37,491	$33,436	$119,012

Return on average total tangible assets (non-GAAP)	A/E	0.49%	1.35%	NM	0.63%	0.32%	1.52%	NM	0.81%

Efficiency ratio
Noninterest expense (GAAP)	F	$1,209	$354	$88	$1,651	$1,293	$310	$155	$1,758
Net interest income (GAAP)		1,077	562	37	1,676	1,083	520	38	1,641
Noninterest income (GAAP)		449	208	50	707	455	214	329	998

Total revenue	G	$1,526	$770	$87	$2,383	$1,538	$734	$367	$2,639

Efficiency ratio (non-GAAP)	F/G	79.25%	46.04%	NM	69.27%	84.00%	42.25%	NM	66.58%

Forward-Looking Statements

This document contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•	negative economic conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	the rate of growth in the economy and employment levels, as well as general business and economic conditions;

•	our ability to implement our strategic plan, including the cost savings and efficiency components, and achieve our indicative performance targets;

•	our ability to remedy regulatory deficiencies and meet supervisory requirements and expectations;

•	liabilities resulting from litigation and regulatory investigations;

•	our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;

•	the effect of the current low interest rate environment or changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

•	changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•	financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	a failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber attacks;

•	management’s ability to identify and manage these and other risks; and

•	any failure by us to successfully replicate or replace certain functions, systems and infrastructure provided by RBS.

In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or share repurchases will depend on our financial condition, earnings, cash needs, regulatory constraints, capital requirements (including requirements of our subsidiaries), and any other factors that our board of directors deems relevant in making such a determination. Therefore, there can be no assurance that we will pay any dividends to holders of our common stock, or as to the amount of any such dividends. In addition, the timing and manner of the sale of RBS’s remaining ownership of our common stock remains uncertain, and we have no control over the manner in which RBS may seek to divest such remaining shares. Any such sale would impact the price of our shares of common stock.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the United States Securities and Exchange Commission on March 3, 2015.

Note: Percentage changes, per share amounts, and ratios presented in this Item are calculated using whole dollars.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Citizens Financial Group, Inc. financial supplement for second quarter 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS FINANCIAL GROUP, INC.

By:	/s/ Eric Aboaf
Eric Aboaf
Chief Financial Officer

Date: July 28, 2015

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Citizens Financial Group, Inc. financial supplement for second quarter 2015